Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Xdata Group

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Ordinary Shares to be issued to public shareholders and the Sponsor of Alpha Star Acquisition Corporation (“ALSA”)	Rule 457(c); Rule 457(f)(1)	4,917,663	$12.36	(2)	$60,782,314.68	$0.00015310	$9,305.77
	Equity	Public Warrants, each whole warrant exercisable for one-half (1/2) Ordinary Share at an exercise price of $11.50, to be issued to warrantholders of ALSA	Rule 457(i)	11,500,000	$-	(3)	$-	-	$-
	Equity	Ordinary Shares underlying Public Warrants to be issued to warrantholders of ALSA	Rule 457(c); Rule 457(f)(1)	5,750,000	$12.36	(2)	$71,070,000	$0.00015310	$10880.82
	Equity	Private Warrants, each whole warrant exercisable for one-half (1/2) Ordinary Share at an exercise price of $11.50, to be issued to warrantholders of ALSA	Rule 457(g)	330,000	$-	(3)	$-	-	$-
	Equity	Ordinary Shares underlying Private Warrants to be issued to warrantholders of ALSA	Rule 457(g)	165,000	$11.50	(4)	$1,897,500	$0.00015310	$290.51
	Equity	Ordinary Shares to be issued to the existing shareholder of OU XDATA GROUP	Rule 457(f)(2)	18,000,000	$0.0001	(5)	$1,800	$0.00015310	$0.28

		Total Offering Amounts					$133,751,614.68	$0.00015310	$20477.37
		Total Fees Previously Paid							$-
		Total Fee Offsets							$-
		Net Fee Due							$20477.37

(1)

All securities being registered will be issued by Xdata Group, an exempted company incorporated under the laws of the Cayman Islands (“PubCo”), in connection with the Business Combination Agreement and the Business Combination described in this registration statement and the proxy statement/prospectus included herein. As a result of the Business Combination, PubCo will issue (i) up to 22,664 PubCo Ordinary Shares to the public shareholders of ALSA, (ii) 3,205,000 PubCo Ordinary Shares to the Sponsor of ALSA, (iii) 1,642,857 PubCo Ordinary Shares to the holders of the Public Rights of ALSA, in connection with the conversion of the Public Rights into ALSA Ordinary Shares, (iv) 47,142 PubCo Ordinary Shares to the Sponsor of ALSA, who holds the Private Placement Rights of ALSA, in connection with the conversion of the Private Placement Rights into ALSA Ordinary Shares, (v) 18,000,000 PubCo Ordinary Shares to be issued to the existing shareholder of OU XDATA GROUP (“XDATA”), and (vi) 11,830,000 warrants, including 11,500,000 ALSA Public Warrants and 330,000 ALSA Private Warrants, to be issued to the warrantholders of ALSA and 5,915,000 PubCo Ordinary Shares issuable upon the exercise of such warrants. Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of ALSA Ordinary Shares on March 10, 2025, as reported on the OTC Pink Open Market.

(3)	Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the warrants and the entire fee is allocated to the underlying PubCo Ordinary Shares.

(4)	Pursuant to Rule 457(g) of the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price of the PubCo Ordinary Shares underlying the warrants is calculated on the basis of the exercise price of $11.50 per share.

(5)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. XDATA is a private company with no market existing for its securities. Therefore, the proposed maximum aggregate offering price is the par value of such securities expected to be exchanged in the Business Combination.